Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Inspira Technologies Oxy B.H.N. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value	457(c)	4,416,916	(2)	$2.05	(3)	$9,054,677.80	$0.0001476	$1,336.47
Total Offering Amount			4,416,916				$9,054,677.80		$1,336.47
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$1,336.47

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of the Registrant’s ordinary shares, no par value (the “Ordinary Shares”), issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of 4,416,916 of Ordinary Shares consisting of (i) 953,478 Ordinary Shares and (ii) up to a maximum of 3,463,438 Ordinary Shares issuable upon the exercise of certain warrants. All 4,416,916 Ordinary Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-1. The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholders.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Ordinary Shares on the Nasdaq Capital Market on May 8, 2024.